Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

NEWS RELEASE

Northrim BanCorp 2010 Profits Increase 17% to $9.1 Million, or $1.40_Per Share

ANCHORAGE, AK—January 25, 2011—Northrim BanCorp, Inc. (NASDAQ: NRIM) (Northrim), the bank holding company for Northrim Bank, today reported its full year net income increased 17% to $9.1 million, or $1.40 per diluted share, reflecting continuing improvement in credit quality, increased gains from sales of other real estate owned (OREO), and lower expenses. Northrim earned $7.7 million, or $1.20 per share in 2009. In the fourth quarter of 2010, net income was $1.8 million, or $0.28 per diluted share, and in the fourth quarter a year ago it was $1.9 million, or $0.30 per diluted share.

Financial Highlights (at or for the periods ended December 31, 2010, compared to September 30, 2010, and December 31, 2009)

•	Northrim continued to maintain strong capital ratios with Tier 1 Capital/risk adjusted assets of 14.08% as compared to 14.46% in the immediate prior quarter and 13.98% a year ago. Northrim’s tangible common equity to tangible assets at year end was 10.36%, up from 10.26% a year earlier.

•	Nonperforming assets were reduced 37% year-over-year to $21.8 million or 2.07% of total assets, compared to $34.8 million or 3.47% of total assets at December 31, 2009 and 12.8% compared to $25.0 million, or 2.41% of total assets at September 30, 2010.

•	Book value was $18.21 per share and tangible book value was $16.86 per share, up from $17.42 and $16.01, respectively, a year earlier.

•	The allowance for loan losses totaled 2.14% of total portfolio loans at December 31, 2010, compared to 2.00% at December 31, 2009. The allowance for loan losses to nonperforming loans also increased to 126.21% from 74.94% a year ago.

•	Other operating income, which includes revenues from service charges, electronic banking, and financial services affiliates, accounted for approximately 24% and 22% of fourth quarter and full year total revenues, respectively.

•	The cash dividend paid on December 17, 2010, rose 20% to $0.12 per diluted share from $0.10 per diluted share paid in the fourth quarter of 2009.

“The continuing improvement in asset quality, growing operational efficiencies and solid contributions from our affiliated financial services business produced a profitable year in 2010,” said Marc Langland, Chairman, President and CEO. “While Alaska has avoided much of the turmoil from the economic downturn of the past two years, we are still seeing soft loan demand as businesses remain cautious. We are investing in marketing our brand to build awareness in our markets and are working to gain loan volume in 2011.”

Alaska Economic Update
Alaska has weathered the “Great Recession” better than almost any other state in the nation, due largely to a natural resources based economy which continues to benefit from rising commodities and energy prices. Alaska remains one of the few states in the nation with a stable fiscal foundation and one of the few government entities in the world with strong reserves. Alaska now has more than $12 billion in liquid reserves, a projected fiscal 2011 surplus of more than $2 billion and a Permanent Fund balance of $38.5 billion, which paid a 2010 dividend of $1,281 to every Alaskan citizen. According to a November 2010 ranking by the Sovereign Wealth Fund Institute, Alaska’s Permanent Fund ranks 10th in the world by assets among oil-funded Sovereign Wealth Funds and 18th among all sovereign wealth funds.

In 2010, employment in Alaska rose by a modest 1,900 jobs, or .6%, according to the preliminary report from the Alaska Department of Labor. Alaska’s unemployment rate was 8% in November 2010 as compared to 9.8% for the United States. This marks the 25th consecutive month that Alaska’s unemployment rate has been lower than the rest of the nation.
Northrim Bank hosts the Alaskanomics blog to provide news, analysis and commentary on Alaska’s economy. With contributions from economists, business leaders, policy makers and everyday Alaskans, Alaskanomics aims to engage readers in an ongoing conversation about the statewide economy, now and in the future. Join the conversation at www.Alaskanomics.com for more information on the Alaska economy by visiting www.northrim.com and click on the “About Alaska” tab.

Asset Quality and Balance Sheet Review

Northrim’s total assets grew 2% to $1.05 billion at December 31, 2010, from $1.04 billion at September 30, 2010, and 5% from $1.00 billion at December 31, 2009, with an increase in overnight and portfolio investments offsetting reductions in other real estate owned and relatively flat loan growth. While the total portfolio loans increased 3% at year end, at $647 million, average loans were down 6% year over year, reflecting soft demand in the commercial lending market in Alaska. Loans held for sale dropped to $5.6 million at December 31, 2010 as compared to $20.1 million at September 30, 2010 and no outstanding balance at December 31, 2009, as the refinancing surge created by historically low mortgage interest rates in 2009 began to decrease in the latter part of 2010. Loans held for sale were purchased from Northrim’s mortgage affiliate and are held until their final sale in the secondary market.

Commercial real estate loans accounted for 46% of the loan portfolio and commercial loans comprised 38% of the loan portfolio at December 31, 2010. Construction and land development loans, which accounted for 9% of the loan portfolio at December 31, 2010, were up from the prior quarter and year ago levels due to the final funding phase for an $11 million commercial real estate project that is near completion. Construction balances totaled $62.6 million at December 31, 2010.

Nonperforming assets at December 31, 2010, declined by $13.0 million year-over-year and $3.2 million from the preceding quarter. The risk profile of the portfolio improved as a result of the following developments:

•	Loans measured for impairment decreased to $18.3 million at December 31, 2010, compared to $22.2 million at September 30, 2010, and $46.3 million at December 31, 2009.

•	Nonperforming loans totaled $11.4 million, or 1.70% of total portfolio loans at December 31, 2010, compared to $17.5 million, or 2.67% of total portfolio loans a year ago.

•	The $4.6 million condominium conversion project in Anchorage that moved into OREO during the fourth quarter of 2009 continues to generate rental income producing an average yield of approximately 3%. Of the 68 original units, 37 condos have been sold and 21 are rented, providing positive year-to-date cash flow for the project.

•	Sales of OREO continued during the fourth quarter, with 17 properties sold for an aggregate of $1.9 million, generating a $220,000 net gain.

•	For the full year, OREO sales generated $11.1 million in gross proceeds and a $1.7 million gain on sale of 79 properties. The gains on sale and rental income generated from OREO properties are included as negative expense items in the non-interest expense section of the three and twelve month income statements.

•	Net charge-offs in the fourth quarter of 2010, totaled $2.7 million, or 0.41% of average loans. The majority of these charge-offs were incurred on one commercial loan for a marine construction company and another loan for a tract of undeveloped land in Fairbanks where the charge-off was taken based on the receipt of an updated appraisal on the property. The commercial loan was placed in a nonperforming status in the fourth quarter of 2010, and the land loan had been in a nonperforming status since the first quarter of 2010.

•	In 2010, net charge-offs totaled $4.3 million, or 0.66%, annualized, of average loans, down from $6.9 million, or 1.00%, annualized, of average loans in 2009.

•	The coverage ratio of the allowance to nonperforming loans increased to 126.21% at December 31, 2010, compared to 74.94% a year ago. This increase is primarily due to the decrease in nonperforming loans to $11.4 million at year end from $17.5 million a year ago.

“We continue to see improvement in our loan portfolio, reflecting generally stable real estate values in our market,” said Joe Beedle, President of Northrim Bank. “The higher level of net charge-offs in the fourth quarter resulted primarily from the nature of the two loans. We have approximately 2% of our loan portfolio in raw land. Also, the Fairbanks parcel was appraised at a significantly lower value based on the updated information available at the time.”
The allowance for loan losses was $14.4 million, or 2.14% of portfolio loans in the fourth quarter of 2010, compared to $14.7 million, or 2.31% of total loans in the third quarter, and $13.1 million, or 2.00% of total loans a year ago.

The investment portfolio increased 19% to $222.1 million at the end of the fourth quarter, from $187.45 million a year ago. At December 31, 2010, the portfolio was comprised of 65% U.S. Agency securities, 12% securities of Alaskan municipalities, utilities, or state agencies, 13% corporate bonds, 9% U.S. Treasuries, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. “With strong local deposit growth, we continue to build our securities portfolio, emphasizing high-quality and short duration,” said Joe Schierhorn, Chief Financial Officer. “Our advertising campaign is successfully building awareness of Northrim Bank and bringing new commercial relationships to our franchise.”

Total deposits grew 2% in the quarter and 5% year-over-year to $892.1 million at December 31, 2010, compared to $878.7 million at September 30, 2010 and $853.1 million a year ago. “We continue to have a solid core deposit base with no brokered funding,” said Chris Knudson, Chief Operating Officer. “In fact, certificates of deposits have dropped to 16% of the total deposit mix at year end.” Noninterest-bearing demand deposits at December 31, 2010, increased 5% from a year ago and account for 32% of total deposits. Interest-bearing demand deposits also increased 2% year-over-year and account for 15% of total deposits. The Alaska CD (a flexible certificate of deposit program) was down 4% and accounts for 11% of total deposits. Savings account balances were up 16% from a year ago and represent 9% of total deposits. Money market balances were up 19% and account for 17% of all deposits, and time deposit balances fell 5% year-over year.

Shareholders’ equity increased 5% to $117.1 million, or $18.21 book value per share, at year end, compared to $111.0 million, or $17.42 book value per share, at December 31, 2009. Tangible book value per share was $16.86 up from $16.01 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 14.08%, Tier 1 Capital to Average Assets of 12.15%, and Total Capital to Risk Adjusted Assets of 15.33% at December 31, 2010.

Review of Operations

Northrim’s 2010 revenues (net interest income plus other operating income) were down 5% for the year at $56.6 million compared to $59.5 million in 2009, reflecting continuing compression of its net interest margin, reduced contribution from its mortgage affiliate, and lower fee income from deposit accounts. Continuing contributions from its employee benefit plan affiliate and securities partially offset these lower revenue items in 2010. Fourth quarter 2010 revenue was $14.3 million compared to $14.1million in the third quarter of 2010 and $14.7 million for the fourth quarter of 2009.

In 2010, net interest income before provision for loan losses was $44.2 million compared to $46.4 million in 2009. Fourth quarter 2010 net interest income, before the provision for loan losses, was $10.9 million flat with the immediate prior quarter and down 8% from $11.8 million for the same quarter a year ago.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 4.92% in 2010 down 41 basis points from the 5.33% net interest margin generated in 2009. In the fourth quarter of 2010, net interest margin was 4.57% compared to 4.77% in the third quarter of 2010 and 5.26% in the fourth quarter a year ago. “The current low interest rate environment has helped keep our cost of funds low, and while borrowing is very affordable for business as well, demand still remains muted,” said Beedle. “Consequently, we have seen a drop in net interest margin over the course of the year. When interest rates start to move up, we expect there to be a lagging effect to our margin because many of our loans have minimum interest rates. As a result, we believe our cost of funds will rise faster than yields on assets for the short term.”

Northrim booked a $2.4 million loan loss provision in the fourth quarter of 2010, compared to $417,000 in the immediate prior quarter and $2.2 million the fourth quarter a year ago. “In the third quarter of 2010 we benefited from a large recovery and fewer loan charge-offs,” said Schierhorn. For 2010, the provision for loan losses totaled $5.6 million compared to $7.1 million in 2009.

Net interest income after the provision for loan losses was $38.6 million compared to $39.4 million a year ago. In the fourth quarter of 2010, net interest income, after the provision for loan losses, was $8.5 million compared to $10.5 million in the prior quarter and $9.6 million a year ago.

Total other operating income decreased 5% in 2010 with the increased gains on the sale of securities partially offsetting the decline in earnings from Northrim’s mortgage affiliate. Other operating income totaled $12.4 million in 2010 compared to $13.1 million in 2009. In the fourth quarter, other operating income was $3.4 million compared to $3.2 million in the third quarter of 2010 and $2.9 million in the fourth quarter of 2009. Deposit account service charge income declined 12% for the year reflecting legislative changes on the assessment of overdraft fees for debit card transactions.

Purchased receivables income contributed $445,000 to fourth quarter revenues, compared to $485,000 in the preceding quarter and $400,000 in the fourth quarter a year ago. For the year, purchased receivables income contributed $1.8 million compared to $2.1 million in 2009. “The slowdown in the economy has reduced the balances of receivables for our customers, which has decreased the earnings for this product. We continue to build our customer base and believe our Seattle-based asset-based lending division will benefit from the emerging economic recovery in the Puget Sound area,” said Beedle.

Income from Northrim Benefits Group, Northrim’s employee benefit plan affiliate, contributed $483,000 to fourth quarter revenues compared to $457,000 for the fourth quarter of 2009. In 2010, employee benefit plan income totaled $1.9 million, up from $1.7 million a year ago. “With the changes in health insurance that are being implemented, we are seeing more customers looking for counsel on how best to provide health care benefits to their employees. We believe Northrim Benefits Group is able to meet this important need for customers and this product offering is another sound reason our customers turn to us first when they need financial services,” noted Langland. “Our two wealth management affiliates in which we have an ownership interest, Elliott Cove Capital and Pacific Wealth Advisors, also contribute to our bottom line and add value to the overall customer relationships.”

Income from Northrim’s mortgage affiliate contributed $1.4 million to 2010 revenues, down from the near record level of $2.3 million in 2009. Fourth quarter mortgage revenues were $722,000, up from $352,000 in the fourth quarter a year ago. “Historically low mortgage interest rates generated strong refinancing activity in 2010, which is unlikely to continue in 2011,” said Knudson.

Fourth quarter operating expense was down 6% year-over-year, reflecting reduced salary and other personnel expenses, insurance expenses, and net OREO costs. Operating expense for the fourth quarter was up 6% from the third quarter primarily due to the $422,000 deferred gain on sale of OREO that was recognized in the third quarter related to one commercial property that was sold in 2007. Noninterest expense in the fourth quarter of 2010 was $9.2 million compared to $9.9 million in the fourth quarter a year ago. Noninterest expense in 2010 was $37.6 million compared to $41.4 million in the like period a year ago.

The effective tax rate for the fourth quarter ending December 31, 2010 was 26%, as compared to 33% in the third quarter ending September 30, 2010 and 24% in the fourth quarter ending December 31, 2009. The decrease in the tax rate between the third quarter ending September 30, 2010 and the fourth quarter ending December 31, 2010 is the result of increased tax exempt interest income on investments and tax credits relative to the level of taxable income for the period.

The efficiency ratio during 2010 improved 300 basis points to 65.96% from 68.96% a year ago. In the fourth quarter of 2010, the efficiency ratio was 64.20%, compared to 61.25% in the third quarter of 2010 and 66.85% in the fourth quarter a year ago. The efficiency ratio measures overhead costs as a percentage of total revenues and is calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Sources include the State of Alaska Department of Labor and US Department of Commerce Bureau of Economic Analysis

Income Statement

(Dollars in thousands, except per share data)	Three Months Ending				
(Unaudited)	December 31, 2010	September 30, 2010	Three Month % Change	December 31, 2009	One Year % Change
Interest Income:					
Interest and fees on loans	$11,043	$11,249	-2%	$12,158	-9%
Interest on portfolio investments	987	963	2%	1,147	-14%
Interest on overnight investments	59	54	9%	39	51%
Total interest income	12,089	12,266	-1%	13,344	-9%
Interest Expense:					
Interest expense on deposits	972	1,161	-16%	1,306	-26%
Interest expense on borrowings	207	209	-1%	201	3%
Total interest expense	1,179	1,370	-14%	1,507	-22%
Net interest income	10,910	10,896	0%	11,837	-8%
Provision for loan losses	2,416	417	479%	2,200	10%
Net interest income after provision for loan losses	8,494	10,479	-19%	9,637	-12%
Other Operating Income:					
Service charges on deposit accounts	515	659	-22%	714	-28%
Purchased receivable income	445	485	-8%	400	11%
Employee benefit plan income	483	466	4%	457	6%
Electronic banking income	474	449	6%	418	13%
Equity in earnings from mortgage affiliate	722	570	27%	352	105%
Gain on sale of securities	178	58	207%	-	NA
Other income	545	513	6%	575	-5%
Total other operating income	3,362	3,200	5%	2,916	15%
Other Operating Expense:					
Salaries and other personnel expense	5,221	5,394	-3%	5,285	-1%
Occupancy expense	872	1,016	-14%	898	-3%
Insurance expense	420	502	-16%	449	-6%
Marketing expense	459	445	3%	366	25%
Professional and outside services	412	338	22%	370	11%
Equipment expense	295	304	-3%	331	-11%
Impairment on purchased receivables, net	(2)	(3)	-33%	-	NA
Intangible asset amortization expense	70	76	-8%	76	-8%
OREO expense, net rental income and gains on sale	(238)	(969)	-75%	395	-160%
Other expense	1,723	1,607	7%	1,692	2%
Total other operating expense	9,232	8,710	6%	9,862	-6%
Income before provision for income taxes	2,624	4,969	-47%	2,691	-2%
Provision for income taxes	675	1,629	-59%	649	4%
Net income	1,949	3,340	-42%	2,042	-5%
Less: Net income attributable to the noncontrolling interest	101	162	-38%	96	5%
Net income attributable to Northrim BanCorp	$1,848	$3,178	-42%	$1,946	-5%
Basic EPS	$0.29	$0.50	-42%	$0.31	-6%
Diluted EPS	$0.28	$0.49	-43%	$0.30	-7%
Average basic shares	6,419,561	6,401,069	0%	6,367,520	1%
Average diluted shares	6,501,873	6,479,813	0%	6,449,876	1%

Income Statement

(Dollars in thousands, except per share data)

(Unaudited)

	Year Ended December 31, 2010	2009	One Year % Change
Interest Income:			
Interest and fees on loans	$44,926	$48,830	-8%
Interest on portfolio investments	4,594	4,499	2%
Interest on overnight investments	178	161	11%
Total interest income	49,698	53,490	-7%
Interest Expense:			
Interest expense on deposits	4,673	5,801	-19%
Interest expense on borrowings	812	1,268	-36%
Total interest expense	5,485	7,069	-22%
Net interest income	44,213	46,421	-5%
Provision for loan losses	5,583	7,066	-21%
Net interest income after provision for loan losses	38,630	39,355	-2%
Other Operating Income:			
Service charges on deposit accounts	2,636	2,983	-12%
Purchased receivable income	1,839	2,106	-13%
Employee benefit plan income	1,900	1,739	9%
Electronic banking Income	1,758	1,542	14%
Equity in earnings from mortgage affiliate	1,401	2,349	-40%
Gain on sale of securities	649	220	195%
Other income	2,194	2,145	2%
Total other operating income	12,377	13,084	-5%
Other Operating Expense:			
Salaries and other personnel expense	21,637	22,174	-2%
Occupancy expense	3,704	3,687	0%
Insurance expense	1,902	2,715	-30%
Marketing expense	1,782	1,317	35%
Professional and outside services	1,315	1,798	-27%
Equipment expense	1,116	1,218	-8%
Impairment on purchased receivables, net	402	-	NA
Intangible asset amortization expense	299	323	-7%
OREO expense, net rental income and gains on sale	(1,145)	1,119	-202%
Prepayment penalty on FHLB advance repayment	-	718	-100%
Other expense	6,612	6,288	5%
Total other operating expense	37,624	41,357	-9%
Income before provision for income taxes	13,383	11,082	21%
Provision for income taxes	3,918	2,967	32%
Net income	9,465	8,115	17%
Less: Net income attributable to the noncontrolling interest	399	388	3%
Net income attributable to Northrim BanCorp	$9,066	$7,727	17%
Basic EPS	$1.42	$1.22	16%
Diluted EPS	$1.40	$1.20	17%
Average basic shares	6,398,329	6,345,948	1%
Average diluted shares	6,480,905	6,417,057	1%

Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2010	September 30, 2010	Three Month % Change	December 31, 2009	One Year % Change
Assets:					
Cash and due from banks	$15,953	$22,367	-29%	$19,395	-18%
Overnight investments	50,080	60,939	-18%	47,326	6%
Portfolio investments	222,138	215,037	3%	187,447	19%
Loans:					
Commercial loans	256,842	237,667	8%	248,195	3%
Commercial real estate	312,128	305,808	2%	301,816	3%
Construction loans	62,620	50,979	23%	62,573	0%
Consumer loans	43,188	43,882	-2%	45,168	-4%
Other loans	204	90	127%	85	140%
Unearned loan fees	(3,170)	(2,951)	7%	(2,798)	13%
Total portfolio loans	671,812	635,475	6%	655,039	3%
Loans held for sale	5,558	20,082	-72%	-	NA
Total loans	677,370	655,557	3%	655,039	3%
Allowance for loan losses	(14,406)	(14,711)	-2%	(13,108)	10%
Net loans	662,964	640,846	3%	641,931	3%
Purchased receivables, net	16,531	8,654	91%	7,261	128%
Premises and equipment, net	29,048	28,769	1%	28,523	2%
Goodwill and intangible assets	8,697	8,767	-1%	8,996	-3%
Other real estate owned	10,355	11,019	-6%	17,355	-40%
Other assets	38,763	41,536	-7%	44,795	-13%
Total assets	$1,054,529	$1,037,934	2%	$1,003,029	5%
Liabilities:					
Demand deposits	$289,061	$281,972	3%	$276,532	5%
Interest-bearing demand	138,072	126,056	10%	134,899	2%
Savings deposits	77,411	77,971	-1%	66,647	16%
Alaska CDs	100,315	111,526	-10%	104,840	-4%
Money market deposits	149,104	132,349	13%	125,339	19%
Time deposits	138,173	148,854	-7%	144,851	-5%
Total deposits	892,136	878,728	2%	853,108	5%
Securities sold under repurchase agreements	12,874	9,996	29%	6,733	91%
Other borrowings	5,386	5,506	-2%	5,587	-4%
Junior subordinated debentures	18,558	18,558	0%	18,558	0%
Other liabilities	8,453	8,290	2%	8,023	5%
Total liabilities	937,407	921,078	2%	892,009	5%
Shareholders' Equity:					
Northrim BanCorp shareholders' equity	117,072	116,814	0%	110,972	5%
Noncontrolling interest	50	42	19%	48	4%
Total shareholders' equity	117,122	116,856	0%	111,020	5%
Total liabilities and shareholders' equity	$1,054,529	$1,037,934	2%	$1,003,029	5%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2010	September 30, 2010	December 31, 2009
Asset Quality:			
Nonaccrual loans	$11,414	$13,688	$12,738
Loans 90 days past due	-	200	1,000
Restructured loans	-	-	3,754
Total nonperforming loans	11,414	13,888	17,492
Other real estate owned	10,355	11,019	17,355
Repossessed assets	48	105	-
Total nonperforming assets	$21,817	$25,012	$34,847
Nonperforming loans / portfolio loans	1.70%	2.19%	2.67%
Nonperforming assets / total assets	2.07%	2.41%	3.47%
Allowance for loan losses / portfolio loans	2.14%	2.31%	2.00%
Allowance / nonperforming loans	126.21%	105.93%	74.94%
Gross loan charge-offs for the quarter	$3,223	$793	$2,728
Gross loan recoveries for the quarter	$501	$661	$184
Net loan charge-offs for the quarter	$2,722	$132	$2,544
Net loan charge-offs year-to-date	$4,285	$1,563	$6,858
Net loan charge-offs for the quarter / average loans, quarter	0.41%	0.02%	0.38%
Net loan charge-offs year-to-date / average loans, annualized	0.66%	0.32%	1.00%
Capital Data (At quarter end):			
Book value per share	$18.21	$18.22	$17.42
Tangible book value per share	$16.86	$16.86	$16.01
Tangible Common Equity/Tangible Assets [1]	10.36%	10.50%	10.26%
Tier 1 Capital / Risk Adjusted Assets	14.08%	14.46%	13.98%
Total Capital / Risk Adjusted Assets	15.33%	15.72%	15.24%
Tier 1 Capital / Average Assets	12.15%	12.48%	12.13%
Shares outstanding	6,427,237	6,409,799	6,371,455
Unrealized gain on AFS securities, net of income taxes	$648	$1,476	$1,341
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent)[2]	4.57%	4.77%	5.26%
Efficiency ratio[3]	64.20%	61.25%	66.85%
Return on average assets	0.69%	1.24%	0.77%
Return on average equity	6.20%	10.89%	6.90%
Profitability Ratios (Year-to-date):			
Net interest margin (tax equivalent)[2]	4.92%	5.05%	5.33%
Efficiency ratio [3]	65.96%	68.01%	68.96%
Return on average assets	0.90%	0.97%	0.79%
Return on average equity	7.87%	8.45%	7.08%

1 Tangible common equity to tangible assets is a non-GAAP ratio that represents total equity less goodwill and intangible assets divided by total assets less goodwill and intangible assets. This ratio has received more attention over the past several years from stock analysts and regulators. The GAAP measure of comon equity to assets would be total assets to total equity. Total equity to total assets was 11.11% at December 31, 2010 as compared to 11.26% at September 30, 2010 and 11.07% at December 31, 2009.

2 Tax-equivalent net interest margin is a non-GAAP performance measurement in which interest income on non-taxable investments and loans is presented on a tax-equivalent basis using a combined federal and state statutory rate of 41.11% in both 2010 and 2009.

3 The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.

Average Balances

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2010	September 30, 2010	Three Month % Change	December 31, 2009	One Year % Change
Average Quarter Balances					
Total loans	$657,029	$645,126	2%	$675,166	-3%
Total earning assets	953,658	913,082	4%	898,635	6%
Total assets	1,055,902	1,018,867	4%	998,313	6%
Noninterest-bearing deposits	286,722	269,721	6%	266,135	8%
Interest-bearing deposits	605,335	591,319	2%	580,962	4%
Total deposits	892,057	861,040	4%	847,097	5%
Shareholders' equity	118,340	115,813	2%	111,886	6%
Average Year-to-date Balances					
Loans	$646,677	$643,189	1%	$688,347	-6%
Total earning assets	904,168	887,490	2%	876,101	3%
Total assets	1,010,566	995,287	2%	981,679	3%
Noninterest-bearing deposits	264,853	257,483	3%	241,547	10%
Interest-bearing deposits	588,341	582,614	1%	586,305	0%
Total deposits	853,194	840,097	2%	827,852	3%
Shareholders' equity	115,239	114,194	1%	109,097	6%

FORWARD LOOKING STATEMENTS

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectability of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.